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PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Announces Record Fourth Quarter EPS of $3.03, Up 18%,
And Fiscal 2002 EPS of $10.74, Up 31%

Atlanta, Ga., November 5, 2002—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter and year ended September 30, 2002. Highlights of the quarter and year, compared to the same periods of the prior year, are as follows:

Quarter Ended September 30, 2002

  •
  Record Diluted EPS: $3.03 (up 18% vs. $2.56 in prior year)

  •
  Home closings: 4,839 (up 58%)

  •
  Total revenues $904 million (up 47%)

  •
  Earnings before interest, taxes, depreciation and amortization (EBITDA): $84.5 million (up 60%)

  •
  EBITDA Margin: 9.3% (up 80 basis points)

  •
  Net income: $40.7 million (up 71%)

  •
  Record September quarter new orders: 3,731 (up 59%)

Year Ended September 30, 2002

  •
  Record Diluted EPS: $10.74 (up 31% vs. $8.18 in prior year)

  •
  Home closings: 13,603 (up 50%)

  •
  Total revenues $2.6 billion (up 46%)

  •
  Earnings before interest, taxes, depreciation and amortization (EBITDA): $254.5 million (up 53%)

  •
  EBITDA Margin: 9.6% (up 40 basis points)

  •
  Net income: $122.6 million (up 64%)

  •
  Record new orders: 13,610 (up 36%)

Record Year-End Backlog

  •
  Record year-end backlog: 6,519 homes (up 64%), sales value $1.3 billion (up 67%)

Record Earnings for September Quarter and Fiscal Year

Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes, said, "We are extremely pleased to announce a strong finish to another record-breaking year. Earnings per share of $3.03 for the 2002 fourth fiscal quarter were up 18% from the fourth quarter of fiscal 2001 and represent an all-time quarterly record for Beazer. EPS for the full year was $10.74, up 31% over fiscal 2001 and also an all-time Company record. The record earnings for both the quarter and the full year reflect significant increases in our operating profit margin over the prior year."

Record Fourth Quarter New Orders and Year-End Backlog

Mr. McCarthy said, "Perhaps as important as our record financial performance during the fourth quarter of fiscal 2002 are the increases we achieved in new orders and backlog, breaking previous fourth quarter records. During the quarter we had 3,731 new orders for homes, a 59% increase over fiscal 2001. New orders increased during the quarter in both our Beazer Homes and our Crossmann Communities operations acquired in April 2002. New orders for the quarter were up 14% compared to 3,286 combined new orders, on a pro forma basis, for Beazer and Crossmann in the September quarter of fiscal 2001."

Mr. McCarthy also said, "The integration of Crossmann Communities with Beazer Homes has been proceeding extremely well, as demonstrated by the combined increase in our new orders. At this point we have fully combined those operations where there was overlap between the two companies. With the start of our new fiscal year, we have also fully implemented our Value Created framework for managing the homebuilding business throughout Crossmann. As with Beazer's operations, we expect this to drive growth and profitability while controlling the balance sheet."

Mr. McCarthy also said, "Our year-end backlog now stands at 6,519 homes with a sales value of $1.3 billion, up 67% from the sales value of backlog at September 30, 2001. We believe that this record year-end backlog gives us good visibility for another record-breaking year in fiscal 2003."

Profit Margin in Fiscal 2002 Sets New Record; Strong Financial Position

David S. Weiss, Executive Vice President and Chief Financial Officer, said, "During fiscal 2002, we increased our earnings before interest, taxes, depreciation and amortization (EBITDA) margin by 40 basis points, from 9.2% to 9.6%, a new annual record. Our EBITDA margin increased by 80 basis points in the fourth quarter. We believe that this improved margin reflects a strong housing market, the realization of profit improvement initiatives that we have implemented and the increased leverage over our fixed costs with the addition of Crossmann in the current year. We target further improvements in our EBITDA margin and believe that we can achieve an EBITDA margin of over 10% in fiscal 2003."

Mr. Weiss continued, "We strengthened our financial position at Beazer during fiscal 2002 and improved our credit statistics. Our interest coverage (EBITDA divided by interest incurred) increased from 4.6x to 5.0x and at year-end our debt to total capitalization improved to 48% from 53% at September 30, 2001. Our net debt to total capitalization now stands at 43%, including $125 million of cash on our balance sheet. Improvements in debt to total capitalization and interest coverage were achieved taking into account significant growth and completion of a major acquisition. A strong balance sheet gives us flexibility to react to changes in the economic environment and take advantage of opportunities in a consolidating industry. Our goal is to continue to show year-over-year improvements in our leverage and interest coverage throughout fiscal 2003."

Beazer Targets EPS of $12.25 Per Share in Fiscal 2003

Mr. McCarthy said, "Our strong backlog gives us confidence in growth in fiscal 2003 relative to fiscal 2002. We believe that strong demographics combined with constraints on housing supply will continue to drive earnings for large homebuilders like Beazer. Therefore, we are raising our guidance for fiscal 2003 from $12.00 to $12.25."

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	David S. Weiss Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

Note:	Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report for the year ended September 30, 2001.

Beazer Homes Announces Record Fourth Quarter/Page 3

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended September 30,		Year Ended September 30,
	2002	2001	2002	2001
INCOME STATEMENT
Revenues	$904,331	$617,005	$2,641,173	$1,805,177
Costs and expenses:
Home construction and land sales	720,661	495,451	2,112,414	1,444,215
Interest	14,176	10,520	43,001	33,235
Selling, general and administrative expense	105,394	72,756	292,584	205,498

Operating income	64,100	38,278	193,174	122,229
Other income	3,103	812	8,885	1,721

Income before income taxes and extraordinary item	67,203	39,090	202,059	123,950
Income taxes	26,545	15,245	79,425	48,341

Net income before extraordinary item	40,658	23,845	122,634	75,609

Extraordinary item-loss on early extinguishment of debt (net of taxes of $469)	—	—	—	(733)

Net income	$40,658	$23,845	$122,634	$74,876

Basic:
Net income per share before extraordinary item	$3.21	$2.90	$11.64	$9.28
Extraordinary item	—	—	—	(0.09)

Net income per common share	$3.21	$2.90	$11.64	$9.19

Diluted:
Net income per share before extraordinary item	$3.03	$2.56	$10.74	$8.26
Extraordinary item	—	—	—	(0.08)

Net income per common share	$3.03	$2.56	$10.74	$8.18

Weighted average shares outstanding, in thousands:
Basic	12,647	8,224	10,535	8,145
Diluted	13,407	9,313	11,415	9,156
Interest incurred	$16,653	$9,247	$51,171	$35,825
Depreciation and amortization	$3,131	$3,082	$9,453	$9,253

SELECTED BALANCE SHEET DATA

	September 30,
	2002	2001
Cash	$124,989	$41,678
Inventory	1,364,133	844,737
Total assets	1,892,847	995,289
Total debt	739,100	395,238
Shareholders' equity	799,515	351,195

Beazer Homes Announces Record Fourth Quarter/Page 4

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands)
(Continued)

OPERATING DATA

	Quarter Ended September 30,		Year Ended September 30,
	2002	2001	2002	2001
SELECTED OPERATING DATA
Closings:
Southeast region	1,719	1,183	4,575	3,414
West region	1,272	1,089	4,442	3,412
Central region	331	336	1,121	897
Mid-Atlantic region	324	459	1,412	1,336
Midwest region	1,193	—	2,053	—

Total closings	4,839	3,067	13,603	9,059

New orders, net of cancellations:
Southeast region	1,185	856	4,623	3,770
West region	1,175	867	4,669	3,810
Central region	327	285	1,244	1,022
Mid-Atlantic region	263	332	1,365	1,437
Midwest region	781	—	1,709	—

Total new orders	3,731	2,340	13,610	10,039

Backlog at end of period	6,519	3,977

Dollar value of backlog at end of period	$1,293,290	$775,612

Active subdivisions:
Southeast region	188	124
West region	73	86
Central region	34	31
Mid-Atlantic region	35	40
Midwest region	138	—

Total active subdivisions	468	281

Beazer Homes Announces Record Fourth Quarter/Page 5

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands)
(Continued)

SUPPLEMENTAL FINANCIAL DATA

	Quarter Ended September 30,		Year Ended September 30,
	2002	2001	2002	2001
Revenues:
Home sales	$885,548	$608,027	$2,594,910	$1,769,069
Land and lot sales	8,422	2,541	18,051	18,017
Mortgage origination revenue	14,689	9,272	41,006	26,572
Intercompany elimination—mortgage	(4,328)	(2,835)	(12,794)	(8,481)

Total revenues	$904,331	$617,005	$2,641,173	$1,805,177

Cost of home construction and land sales:
Homes sales	$717,347	$495,781	$2,109,756	$1,438,101
Land and lot sales	7,642	2,505	15,452	14,595
Intercompany elimination—mortgage	(4,328)	(2,835)	(12,794)	(8,481)

Total costs of home construction and land sales	$720,661	$495,451	$2,112,414	$1,444,215

Selling, general and administrative:
Homebuilding operations	$97,316	$67,469	$269,655	$190,551
Mortgage origination operations	8,078	5,287	22,929	14,947

Total selling, general and administrative	$105,394	$72,756	$292,584	$205,498

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Beazer Homes Announces Record Fourth Quarter EPS of $3.03, Up 18%, And Fiscal 2002 EPS of $10.74, Up 31%
BEAZER HOMES USA, INC. CONSOLIDATED OPERATING AND FINANCIAL DATA (Dollars in thousands, except per share amounts)
BEAZER HOMES USA, INC. CONSOLIDATED OPERATING AND FINANCIAL DATA (Dollars in thousands) (Continued)
BEAZER HOMES USA, INC. CONSOLIDATED OPERATING AND FINANCIAL DATA (Dollars in thousands) (Continued)